EXHIBIT 10.1

INVESTOR AGREEMENT
Between
HARRIS CORPORATION
and
HARRIS STRATEX NETWORKS, INC.
Dated: January 26, 2007

ARTICLE I
Definitions and Construction
1.1.	Certain Definitions	E-4
1.2.	Additional Definitions	E-6
1.3.	Terms Generally	E-6

ARTICLE II
Scope of Agreement
2.1.	Scope of Agreement	E-7
2.2.	Governing Instruments and Class B Common Stock	E-7

ARTICLE III
Boards of Directors
3.1.	Role and Composition of the Board	E-7
3.2.	Removal and Vacancies	E-8
3.3.	Committees	E-9
3.4.	Voting Requirements	E-9
3.5.	Determination of Total Voting Power	E-9

ARTICLE IV
Covenants
4.1.	Standstill Provisions	E-9
4.2.	Access to Information, Audit and Inspection	E-9
4.3.	Related Party Transactions	E-10
4.4.	Freedom of Action	E-10
4.5.	Preemptive Right	E-11
4.6.	Covenants Relating to Financial, Accounting and Disclosure Matters	E-12
4.7.	Option Exercise	E-16

ARTICLE V
Miscellaneous
5.1.	Termination	E-16
5.2.	Governing Law and Venue; Waiver Of Jury Trial	E-16
5.3.	Severability	E-17
5.4.	Amendment; Waiver	E-17
5.5.	Assignment	E-17
5.6.	No Third-Party Beneficiaries	E-18
5.7.	Notices	E-18
5.8.	Entire Agreement	E-19
5.9.	No Challenges; Specific Performance	E-19
5.10.	Headings	E-19
5.11.	Counterparts	E-19
5.12.	Relationship of Parties	E-19
5.13.	Construction	E-19
5.14.	Effectiveness	E-19
5.15.	Enforcement by the Company	E-19
Exhibit A—	Amended and Restated Certificate of Incorporation	A-1
Exhibit B—	Amended and Restated Bylaws	B-1

INVESTOR AGREEMENT
      INVESTOR AGREEMENT (the “Agreement”), dated as of January 26, 2007, between HARRIS CORPORATION, a Delaware corporation (“Harris”), and HARRIS STRATEX NETWORKS, INC., a Delaware corporation (the “Company”).
      WHEREAS, Harris, the Company, and Stratex Networks, Inc., a Delaware corporation (“Stratex”), and Stratex Merger Corp., a Delaware Corporation and wholly owned subsidiary of the Company have entered into an Amended and Restated Formation, Contribution and Merger Agreement, dated as of December 18, 2006 as amended by that certain letter agreement, dated January 26, 2007 (the “Formation Agreement”), among the parties thereto pursuant to which the Company was formed to acquire Stratex pursuant to the Merger and to receive the Contributed Assets from Harris in the Contribution Transaction, in each case on the terms and subject to the conditions set forth in the Formation Agreement; and
      WHEREAS, Harris and Stratex would not have entered into the Formation Agreement without the undertakings contained in this Agreement and the execution and delivery of this Agreement is a condition to closing under the Formation Agreement.
      NOW, THEREFORE, in consideration of the foregoing and the mutual covenants in the Agreements the parties agree as follows:
ARTICLE I
Definitions and Construction
      1.1.     Certain Definitions. All capitalized terms used but not defined in this Agreement shall have the meanings assigned to them in the Formation Agreement. In addition, the following terms shall have the meanings specified below:
      “Affiliate” shall have the meaning assigned to such term by Rule 405 under the Securities Act; provided, however, that neither the Company nor any of its Subsidiaries shall be deemed to be an Affiliate of Harris or any of its other Subsidiaries.
      “Agreements” means, collectively, the Formation Agreement, the Ancillary Agreements attached thereto as exhibits and any other agreements provided or contemplated by any of the foregoing.
      “Arm’s Length Terms” means, with respect to any transaction, terms and conditions for such transaction that are no less favorable in any material respect to the Company and its Subsidiaries, taken as a whole, than those which could have been obtained in an arm’s length negotiation between informed and willing unrelated parties under no compulsion to act taking into account all the facts and circumstances then prevailing; provided, however, that notwithstanding the foregoing any terms and conditions of a transaction approved by a majority of the Class A Directors shall be deemed to be Arm’s Length Terms.
      “Audit Independent Director” means any Director who satisfies the requirements of Rule 4350(d)(2)(A) of the NASDAQ Rules with respect to the Company.
      A Person shall be deemed the “beneficial owner” of, and shall be deemed to “beneficially own”, any securities which such Person or any of its Affiliates would be deemed to “beneficially own” within the meaning of Rule 13d-3 under the Exchange Act if the references to “within 60 days” in Rule 13d-3(d)(1)(i) were omitted.
      “Board” means the board of directors of the Company.
      “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in The City of New York are authorized or obligated by Law or executive order to close.
      “Class A Common Stock” means the Class A Common Stock, par value $0.01, of the Company.
      “Class A Director” means any Director other than a Class B Director.
      “Class B Common Stock” means the Class B Common Stock, par value $0.01, of the Company.

      “Class B Director” means any of the Initial Harris Directors, any Director elected by a separate class vote of the holders of the Class B Common Stock and any Director appointed to replace or fill any vacancy created by the removal, resignation, death or incapacity of any Class B Director.
      “Closing Date” means the date on which the Closing occurred under the Formation Agreement.
      “Common Stock” means, collectively, the Class A Common Stock and the Class B Common Stock.
      “Director” means any director who is a member of the Board.
      “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
      “Fair Market Value” means, with respect to any transaction, the fair market value of the total consideration paid or payable for goods or services pursuant to such transaction.
      “Governing Instruments” means, collectively, the Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws of the Company attached hereto as Exhibit A and Exhibit B, respectively, as they may be amended from time to time.
      “Government Entity” means any domestic or foreign governmental, regulatory or administrative authority, agency, instrumentality, commission, body, court or other entity, whether legislative, executive, judicial or otherwise, and any arbitration panel, arbitrator or other entity with authority to resolve any dispute.
      “Initial Directors” means, collectively, the Initial Harris Directors and Initial Stratex Directors.
      “Initial Harris Directors” means Guy M. Campbell, Eric C. Evans, Howard L. Lance, Dr. Mohsen Sohi and Dr. James C. Stoffel.
      “Initial Stratex Directors” means William A. Hasler, Clifford H. Higgerson, Charles D. Kissner, and Edward F. Thompson.
      “Law” means any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement, license or permit of any Government Entity.
      “Litigation” means any claim, suit, action, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any arbitrator or Government Entity.
      “NASDAQ Rules” means the rules promulgated by The Nasdaq Stock Market, Inc. which apply to issuers whose common stock is listed on the Nasdaq Global Market
      “Nominee” means, with respect to any Person, any nominee, custodian or other Person who holds shares of Common Stock for such Person without investment discretion.
      “Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Government Entity or other entity of any kind or nature.
      “Securities Act” shall mean the Securities Act of 1933, as amended.
      “Subsidiary” means, with respect to any Person, (i) any corporation more than 50% of the outstanding Voting Power of which is owned, directly or indirectly, by such Person, any of its other Subsidiaries or any combination thereof or (ii) any Person other than a corporation in which such Person, any of its other Subsidiaries or any combination thereof has, directly or indirectly, majority economic ownership or the power to direct or cause the direction of the policies, management and affairs thereof; provided, however, that notwithstanding the foregoing neither the Company nor any of its Subsidiaries shall be deemed to be a Subsidiary of Harris or any of its other Subsidiaries for purposes of this Agreement.
      “Transfer” means to sell, transfer or assign.

      “Total Voting Power” means, at any time, the total number of votes then entitled to be cast generally in the election of Class A Directors by all holders of Voting Securities (including the holders of Class B Common Stock).
      “Voting Securities” means, at any time, all classes of capital stock or other securities of the Company then outstanding and entitled to vote generally in the election of the Class A Directors.
      1.2.     Additional Definitions. The following terms are defined in the Sections indicated:

Defined Term:	Section:

“Additional Voting Rights”	2.2
“Affiliate Transaction”	4.3
“Agreement”	Introductory Paragraph
“Annual Financial Statements”	4.6(j)
“Company”	Introductory Paragraph
“Company Auditors”	4.6(j)
“Corporate Opportunity”	4.4(c)
“Delaware Courts”	5.2(a)
“Filing Party”	4.6(e)
“Formation Agreement”	Recitals
“GAAP”	4.6(a)
“Harris”	Introductory Paragraph
“Harris Annual Statements”	4.6(j)
“Harris Auditors”	4.6(j)
“Harris Entities”	4.4(c)
“Harris Public Filings”	4.6(g)
“Monthly Exercise Notice”	4.5(b)
“Monthly Offer Notice”	4.5(b)
“Nominating Committee”	3.1(b)
“Non-Competition Agreement”	4.4(b)
“Offered Securities”	4.5(a)
“Offer Notice”	4.5(a)
“Proposed Issuance”	4.5(a)
“Stratex”	Recitals
“Tax Return”	4.2(b)
“Voting Percentage”	3.1(c)
      1.3.     Terms Generally. The definitions set forth or referred to above shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed to be references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Unless the context shall otherwise require, any reference to any contract, instrument, statute, rule or regulation is a reference to it as amended and supplemented from time to time (and, in the case of a statute, rule or regulation, to any successor provision). Any reference in this Agreement to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days.

ARTICLE II
Scope of Agreement
      2.1.     Scope of Agreement. Harris and the Company desire to set forth in this Agreement certain terms and conditions upon which Harris will hold its equity interests in the Company, including but not limited its rights as a holder of Class B Common Stock. Solely with respect to Harris’ rights as a holder of Class B Common Stock, if there is any inconsistency between the terms of this Agreement and the Governing Instruments as a result of any amendment of this Agreement or otherwise, the parties agree to take promptly all necessary action to amend the Governing Instruments to eliminate such inconsistency to the fullest extent permitted by Law.
      2.2.     Governing Instruments and Class B Common Stock. On or prior to the execution and delivery of this Agreement, Harris and Stratex have caused the Company to be incorporated under the laws of the State of Delaware with Governing Instruments in the form attached hereto as Exhibit A and Exhibit B. As of the date of this Agreement, Harris owns, directly or indirectly through its Affiliates, all the outstanding Class B Common Stock and the shareholders of Stratex immediately prior to the Effective Time own all the outstanding Class A Common Stock. Pursuant to the Governing Instruments, the rights and privileges of the Class A Common Stock and the Class B Common Stock are identical in all respects except that the holders of the Class B Common Stock have the additional right to vote separately as a class to elect, remove and replace the Class B Directors (the “Additional Voting Rights”), the right to receive Class B Common Stock instead of Class A Common Stock in certain circumstances, the absence of certain duties and obligations with respect to Corporate Opportunities (as defined in the Governing Instruments) and preemptive rights consistent with those granted in Section 4.5 hereof. The holders of Class B Common Stock also have the right at any time to exchange (a) any outstanding shares of Class A Common Stock held by such holder for an equal number of shares of Class B Common Stock or (b) any outstanding shares of Class B Common Stock for an equal number of shares of Class A Common Stock, in each case as provided in the Governing Instruments. Each outstanding share of Class B Common Stock shall convert into one outstanding share of Class A Common Stock automatically and without any further action by the Company or any other Person if: (i) the holders of all of the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast less than 10% of the Total Voting Power or (ii) such Class B Common Stock is transferred by a holder to any Person who is not an Affiliate of such holder or a Nominee of such holder or one of its Affiliates; provided, however, that notwithstanding the foregoing no such conversion shall occur if such transfer is part of a transfer by such holder and its Affiliates of all of the shares of Class B Common Stock then owned by them (either directly or through a Nominee (as defined below)) to any other Person or to any other Person and its Affiliates. As of the date of this Agreement, the Class B Common Stock represents 56% of the outstanding Common Stock determined on a fully diluted basis using the treasury stock method assuming a market price per share of Class A Common Stock equal to $20.80.
ARTICLE III
Boards of Directors
      3.1.     Role and Composition of the Board. (a) As of the date of this Agreement, the Board is comprised of nine directors of which the Initial Harris Directors are the five Class B Directors and the Initial Stratex Directors are the four Class A Directors. Of the Initial Harris Directors, Eric C. Evans is an Audit Independent Director, James C. Stoffel is not an employee of Harris or any of its Subsidiaries and Guy M. Campbell is the chief executive officer of the Company, in each case as of the date of this Agreement. Of the Initial Stratex Directors, William A. Hasler and Edward F. Thompson are Audit Independent Directors and Charles D. Kissner is the Chairman of the Board, in each case as of the date of this Agreement. All Directors shall be elected at each annual meeting of the Company’s shareholders and the Initial Directors shall serve until their successors are elected at the first such annual meeting. Until the second anniversary of the date of this

Agreement, one of the Class B Directors must be an Audit Independent Director and one of the other Class B Directors must not be an employee of Harris or any of its Subsidiaries.
      (b) At all times when the holders of all the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast a majority of the Total Voting Power, (i) the Company will rely on the Controlled Company exemption contained in Rule 4350(c)(5) of the NASDAQ Rules, (ii) the Board will be comprised of nine Directors, (iii) the holders of Class B Common Stock shall be entitled to elect five of the Directors pursuant to the Additional Voting Rights and the quorum for action by the Board shall be a majority of the Board, which majority shall include at least four Class B Directors and (iv) the remaining four Directors will be Class A Directors nominated by a nominating committee consisting solely of the Class A Directors then in office (the “Nominating Committee”), and elected by the holders of the Common Stock, voting together as a single class; provided, however, that at all times when Rule 4350(d)(2)(A) of the NASDAQ Rules applies to the Company a sufficient number of the Class A Directors must satisfy the requirements of that Rule with respect to the Company so that, together with any Class B Directors which are required or otherwise satisfy such requirements with respect to the Company, there are enough Directors to constitute an audit committee of the Board which complies with the requirements of Rule 4350(d) of the NASDAQ Rules. Harris agrees to vote, or caused to be voted, all Voting Securities owned by it, its Affiliates and their respective Nominees in favor of the election of the Class A Directors nominated by the Nominating Committee pursuant to this Section 3.1(b).
      (c) At all times when the holders of all of the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast a percentage of the Total Voting Power (the “Voting Percentage”) which is less than a majority but equal to or greater than 10% of the Total Voting Power (i) the Class B Common Stock shall be entitled to elect pursuant to the Additional Voting Rights a number of Class B Directors which represents the Voting Percentage of the total number of Directors then comprising the entire Board (rounded down to the next whole number of Directors), and (ii) the remaining Directors will be Class A Directors nominated by the Nominating Committee (the composition of which shall comply with the requirements of Rule 4350(c)(4) of the NASDAQ Rules) and elected by the holders of the Common Stock, voting together as a single class; provided, however, that at all times when such rules apply to the Company a sufficient number of the Class A Directors must (A) qualify as an Independent Director with respect to the Company as such term is defined in Rule 4200(15) of the NASDAQ Rules so that Board complies with Rule 4350(c)(1) of the NASD Rules and (B) satisfy the requirements of Rule 4350(d)(2)(A) of the NASDAQ Rules with respect to the Company so that, together with any Class B Directors which are required to or otherwise satisfy such requirements with respect to the Company, there are enough Directors to constitute an audit committee which complies with the requirements of Rule 4350(d) of the NASDAQ Rules. The Nominating Committee will nominate individuals for election as Class A Directors who comply with the foregoing requirements and Harris agrees to vote, or cause to be voted, all Voting Securities owned by it, its Affiliates and their respective Nominees in favor of the election of such nominees.
      3.2.     Removal and Vacancies. (a) Without limiting Harris’ obligations under Section 3.1(a), the holders of the Class B Common Stock, voting separately as a class, shall have the sole right to remove the Class B Directors with or without cause at any time and for any reason and the sole right to elect successor Directors to fill any vacancies on the Board caused by any such removals. Any vacancy created by any resignation, death or incapacity of any Class B Director shall be filled by the remaining Class B Directors then in office or, if there are none, by the holders of the Class B Common Stock, voting separately as a class.
      (b) The holders of the Class A Common Stock, voting separately as a class, shall have the sole right to remove the Class A Directors without cause and the sole right to appoint successor Directors to fill any vacancies on the Board caused by any such removals. Any vacancy created by the resignation, death or incapacity of any Class A Director shall be filled by the remaining Class A Directors then in office or, if there are none, by the holders of the Class A Common Stock, voting separately as a class. Harris agrees that none of the shares of Class A Common Stock owned by it, any of its Affiliates or any of their respective Nominees will be voted for the removal of any Class A Director without cause and all such shares will be voted for the election of the individual nominated by the Nominating Committee to replace any Class A Director who has been removed with or without cause.
      (c) The holders of the Common Stock, voting together as a single class, shall have the sole right to remove the Class A Directors for cause and the sole right to elect successor Directors to fill any vacancies on the Board caused by any such removals.
      3.3.     Committees. At all times, the audit, nominating and compensation committees of the Board shall comply with the applicable requirements of Rule 4350 of the NASDAQ Rules (after taking advantage of all available exemptions for Controlled Companies under such Rules).
      3.4.     Voting Requirements. All actions of the Board must be approved by a majority of a quorum.
      3.5.     Determination of Total Voting Power. Notwithstanding anything in this Agreement to the contrary, if any transaction or transactions occur which entitle the holders of Class B Common Stock to preemptive rights under Section 4.5, then no determination of the percentage of the Total Voting Power collectively entitled to be cast by the holders of all the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) shall be made for any purpose under this Agreement until after the exercise or expiration of all such preemptive rights in respect of all such transactions by such holders.
ARTICLE IV
Covenants
      4.1.     Standstill Provisions. For a period of two years from the Closing Date, Harris may not acquire or dispose of beneficial ownership of any Voting Securities of the Company through open-market transactions, third party purchases, business combinations or otherwise except (i) pursuant to Section 4.5, (ii) as a result of any actions taken by the Company that do not increase or decrease the percentage of Voting Power which Harris and its Affiliates are entitled to cast in respect of all Voting Securities beneficially owned by Harris or (iii) with the prior approval of a majority of the Class A Directors. From the second to the fourth anniversary of the Closing Date, Harris may not beneficially own Voting Securities which entitle Harris and its Affiliates to cast more than 80% of the Voting Power without the prior approval of a majority of the Class A Directors. From the second until the fourth anniversary of the Closing Date, Harris may not Transfer Voting Securities entitled to cast a majority of the Voting Power in a single transaction or series of related transactions if a single Person would acquire beneficial ownership of all of such Voting Securities or a portion of such Voting Securities that would entitle such Person to cast a majority of the Total Voting Power unless (i) such Transfer is approved in advance by a majority of the Class A Directors or (ii) such Person offers to acquire all the Voting Securities then owned by each other holder of Voting Securities at the same price and on the same terms and conditions as apply to the Transfer from Harris. Notwithstanding the foregoing, nothing in this Section 4.1 shall prohibit or restrict any pro rata dividend or other pro rata distributions of Voting Securities to Harris’ shareholders or any bona fide sale to the public of Voting Securities pursuant to Rule 144 under the Securities Act or a bona fide registered public offering. For all purposes of this Agreement, Harris shall be deemed to beneficially own all Voting Securities beneficially owned by any of its Affiliates.
      4.2.     Access to Information, Audit and Inspection. As long as Harris continues to beneficially own Voting Securities that entitle it to cast at least 20% of the Total Voting Power:
      (a) Harris and its Representatives shall have (and the Company shall cause its Subsidiaries to provide Harris and its Representatives with) full access at reasonable times and during normal business hours to all the books and records of the Company and its Subsidiaries and their respective businesses (including those books and records pertaining to periods prior to the Closing Date), including the right to examine and audit any of such books and records and to make copies and extracts therefrom. Harris shall bear all expenses incurred by it or its Representatives in making any such examination or audit and will reimburse the Company for all reasonable out-of-pocket expenses incurred by it or its Subsidiaries in connection therewith. The Company shall, and shall cause each of its Subsidiaries to, make arrangements for Harris and its Representatives to have prompt access at reasonable times and during normal business hours to its officers, directors and employees to discuss the business and affairs of the Company and its Subsidiaries and the books and records pertaining thereto. The provisions of this Section 4.2(a) shall continue to apply to the Company and its Subsidiaries and be enforceable by Harris after Harris ceases to beneficially own any Voting Securities of the Company or Voting Securities of the Company that entitle it to cast at least 20% of the Voting Power, but only to the extent, in each case, that such books and records and such access to officers, directors and other employees are reasonably requested by Harris in connection with any pending or threatened Litigation, proceeding or investigation involving Harris or any of its Affiliates insofar as such matter relates to the business or affairs of the Company or such Subsidiary (including any matters relating to the business and affairs of any predecessor businesses, including relating to periods prior to the Closing Date).
      (b) The Company shall provide Harris with copies of each completed tax return required to be filed by the Company or any of its Subsidiaries by applicable Law (each, a “Tax Return”) at least 20 Business Days prior to the due date (including any extensions of such due date) of the filing of such Tax Return, and Harris may review such Tax Return prior to its filing with the appropriate Government Entity. The Company shall consult with Harris and negotiate in good faith to resolve any issues arising as a result of the Harris’ review of such Tax Return. Harris, the Company and its Subsidiaries shall use all reasonable good faith efforts to resolve any issue in dispute as promptly as possible, but in any event prior to the due date for the filing of such Tax Return. In the event an issue resulting from the review by Harris of such Tax Return remains in dispute as of the due date for the filing of such Tax Return, the Tax Return shall be filed with the appropriate Government Entity in accordance with the recommendation of the Company’s external tax advisors.
      4.3.     Related Party Transactions. Harris will not, and will not permit any of its Affiliates to, directly or indirectly, enter into any transaction or series of related transactions (including any Transfer of any assets or the provision of any goods or services) with the Company or any of its Subsidiaries (each, an “Affiliate Transaction”) unless (i) such Affiliate Transaction is on Arm’s Length Terms and (ii) if the Affiliate Transaction has a Fair Market Value of more than $5 million, such Affiliate Transaction shall have been approved in advance by a majority of the Class A Directors. The foregoing shall not apply to:

(i) any issuance of securities to, or other payments, awards or grants of in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, employee benefits, stock options and stock ownership plans approved by the Board,

(ii) the payment of reasonable and customary fees to Directors who are not employees of the Company or any of its Subsidiaries,

(iii) indemnification or insurance arrangements covering directors and officers of the Company and its Subsidiaries, and

(iv) any payments or other transactions pursuant to any tax-sharing agreement between the Company and any other Person with which the Company files a consolidated tax return or with which the Company is part of a consolidated group for tax purposes.
      4.4.     Freedom of Action. (a) Nothing in this Section 4.4 will impair the Company’s ability to enter into contractual arrangements with a shareholder of the Company which restrict the shareholder from engaging in activities otherwise allowed by this Section and the following provisions shall be subject to the terms of any such contractual arrangements.
      (b) Except as expressly provided in the Non-Competition Agreement, dated as of the date hereof, among the Company, Harris and Stratex (the “Non-Competition Agreement”) or the proviso at the end of Section 4.4(c), Harris and its Affiliates shall have the right to, and none of them shall have any fiduciary duty or other obligation to the Company, any of its Subsidiaries or any of their shareholders not to, take any of the following actions:

(i) engage in the same or similar activities or lines of business as the Company or any Subsidiary or develop or market any products or services that compete, directly or indirectly, with those of the Company or any of its Subsidiaries;

(ii) invest or own any interest in, or develop a business relationship with, any Person engaged in the same or similar activities or lines of business as, or otherwise in competition with, the Company or any of its Subsidiaries;

(iii) do business with any client or customer of the Company or any of its Subsidiaries; or

(iv) employ or otherwise engage any former officer or employee of the Company or any of its Subsidiaries.
      (c) Neither Harris nor any of its Affiliates nor any officer, director, employee or former employee of Harris or any of its Affiliates that is not currently an employee of the Company or any of its Subsidiaries (including any Class B Directors) shall have any obligation, or be liable, to the Company, any of its Subsidiaries or any of their shareholders for or arising out of the conduct described in Section 4.4(b) or the exercise of Harris’ rights under any of the Agreements and none of them shall be deemed to have acted (i) in bad faith, (ii) in a manner inconsistent with the best interests of the Company, any of its Subsidiaries or any of their shareholders or (iii) in a manner inconsistent with, or opposed to, any fiduciary duty owed by them to the Company, any of its Subsidiaries or any of their shareholders by reason of any such conduct or exercise of such rights or any of their participation therein. If Harris or any of its Subsidiaries or any of their directors, officers or employees, including any such individuals who are also directors, officers or employees of the Company or any of its Subsidiaries, (collectively, the “Harris Entities”) acquires knowledge of a potential opportunity, transaction or matter which may be a corporate opportunity for both Harris or any of its Subsidiaries, on the one hand, and the Company or any of its Subsidiaries, on the other hand, (each, a “Corporate Opportunity”), then each of the Harris Entities shall have the right to, and none of them shall have any fiduciary duty or other obligation not to, pursue such Corporate Opportunity for itself or to direct such Corporate Opportunity to any of its Affiliates or to any third party and none of the Harris Entities (i) shall have any duty to communicate, offer or present such Corporate Opportunity to the Company or any of its Subsidiaries, directors, officers or employees, (ii) shall have any liability to the Company, any of its Subsidiaries or any of their shareholders for breach of any fiduciary duty or other duty, as a shareholder, director, officer or employee of the Company or any of its Subsidiaries or otherwise, (iii) shall be deemed to have acted (x) in bad faith, (y) in a manner inconsistent with the best interests of the Company, any of its Subsidiaries or any of their shareholders or (z) in a manner inconsistent with, or opposed to, any fiduciary duty owed by them to the Company, any of its Subsidiaries or any of their shareholders, in each case by reason of the fact that any Harris Entity pursues or acquires such Corporate Opportunity for itself, directs such Corporate Opportunity to any of its Affiliates or any third party, or does not communicate information regarding such Corporate Opportunity to the Company or any of its Subsidiaries, directors, officers or employees; provided, however, that notwithstanding anything in this Section 4.4 to the contrary a Corporate Opportunity offered to a person who is a director or officer of both the Company and Harris shall belong to the Company if such Corporate Opportunity is expressly offered to such person in writing solely in his or her capacity as a director or officer of the Company.
      (d) The provisions of this Section 4.4 shall be effective to the maximum extent permitted by Law and are not intended to be enforceable to any further extent.
      4.5.     Preemptive Right. (a) If the Company proposes to issue (a “Proposed Issuance”) any capital stock of the Company or any securities convertible into, or exercisable or exchangeable for, such capital stock (collectively, the “Offered Securities”) at any time when the holders of all the outstanding shares of Class B Common Stock (assuming that all the outstanding shares of Class A Common Stock which are then exchangeable for Class B Common Stock have been so exchanged) are collectively entitled to cast a majority of the Total Voting Power, the Company shall give written notice of the Proposed Issuance to the holders of Class B Common Stock (the “Offer Notice”) at least 30 days prior to such issuance. Such notice shall describe all the material terms and conditions of such Proposed Issuance. Each holder of Class B Common Stock shall have the right to acquire at the same price and on the same terms and conditions, an additional amount of the Offered Securities so that the percentage of the outstanding Common Stock and Total Voting Power then owned by such holder shall not change as a result of such acquisition and Proposed Issuance; provided, however, that notwithstanding the foregoing (i) such holder may elect to acquire a lesser number of additional Offered Securities as it may determine in its sole discretion and (ii) if the Offered Securities are, or are convertible into or exercisable or exchangeable for, Class A Common Stock, then in lieu thereof such holder shall be entitled to purchase Class B Common Stock or Offered Securities convertible into or exercisable or exchangeable for Class B Common Stock, as applicable. If any holder of Class B Common Stock fails to accept such offer by written notice received by the Company within fifteen (15) days following the date on which such holder received the Offer Notice, the Proposed Issuance may be consummated free and clear of the preemptive right granted to the holders of Class B Common Stock under this Section 4.5. Notwithstanding the foregoing, if the purchase price for any Proposed Issuance is to be paid in whole or in part other than in cash, then the holders of Class B Common Stock may pay the purchase price in cash in an amount per Offered Security equal to the fair market value of the aggregate non-cash consideration so payable, as reasonably determined in good faith by the Board, divided by the total number of Offered Securities to be issued without giving effect to the preemptive right granted by this Section 4.5.
      (b) Notwithstanding the foregoing, the preemptive right granted by this Section 4.5 shall not apply to any Proposed Issuance pursuant to any stock option, restricted stock or employee benefit plan of the Company; provided, however, at the end of each month the Company shall give the holders of Class B Common Stock written notice of all such Proposed Issuances during such month (the “Monthly Offer Notice”) and each holder of Class B Common Stock shall have the right, exercisable by delivering written notice to the Company (each, a “Monthly Exercise Notice”) within fifteen days after the date on which such holder received the Monthly Offer Notice, to purchase for cash a sufficient number of shares of Class B Common Stock so that the percentage of the outstanding Common Stock and Total Voting Power then owned by such holder shall not change as a result of such acquisition and Proposed Issuances; provided, however, that such holder may elect to acquire a lesser number of such shares of Class B Common Stock as it may determine it its sole discretion. The per share purchase price for any purchase of Class B Common Stock pursuant to a Monthly Exercise Notice shall be (i) if the Class A Common Stock is then listed on a national securities exchange or quoted on an automated inter-dealer quotation system, the closing price of the Class A Common Stock on the trading day immediately preceding the date on which the Company received the Monthly Exercise Notice or (ii) in all other cases, the fair market value of one share of Class A Common Stock as determined in good faith by the Board.
      4.6.     Covenants Relating to Financial, Accounting and Disclosure Matters. (a) The Company agrees to comply with the requirements of all of the following paragraphs of this Section 4.6 other than paragraph (m) at all times when Harris is required by U.S. generally accepted accounting principles (“GAAP”) to consolidate the Company or any of its Subsidiaries. The Company agrees to comply with the requirements of paragraphs (d), (e), (f), (j), (m) and (n) of this Section 4.6 at all time when Harris is required by GAAP to account for its investment in the Company or any of its Subsidiaries under the equity method of accounting.
      (b) Disclosure and Internal Controls. The Company will (and will cause each of its Subsidiaries to) maintain effective disclosure controls and procedures and internal control over financial reporting as defined in Rule 13a-15 under the Exchange Act or any similar or successor rule applicable to Harris. The Company shall cause each of its principal executive and principal financial officers to (i) sign and deliver certifications to its periodic reports and shall include the certifications in its periodic reports, as and when required pursuant to Exchange Act Rule 13a-14 and Item 601 of Regulation S-K or any similar or successor rule applicable to Harris and (ii) sign and deliver to Harris such certification and representation documents, and to participate in discussions of related matters, with respect to Harris’ periodic reports under the Exchange Act as Harris may reasonably request. The Company shall cause its management to evaluate its disclosure controls and procedures and internal control over financial reporting (including any change in internal control over financial reporting) as and when required pursuant to Exchange Act Rule 13a-15 or any similar or successor rule applicable to Harris. The Company shall disclose in its periodic reports filed with the SEC information concerning its management’s responsibilities for and evaluation of its disclosure controls and procedures and internal control over financial reporting (including the annual management report and attestation report of its independent auditors relating to internal control over financial reporting) as and when required under Items 307 and 308 of Regulation S-K and other applicable SEC rules. Without limiting the general application of the foregoing, the Company shall (and shall cause each of its Subsidiaries to) maintain internal systems and procedures which provide reasonable assurance that (i) its financial statements are reliable and timely prepared in accordance with GAAP and applicable Law, (ii) all transactions of the Company and its Subsidiaries are recorded as necessary to permit the preparation of their respective financial statements, (iii) the receipts and expenditures of the Company and its Subsidiaries are authorized at the appropriate internal level, and (iv) unauthorized use or disposition of the assets of any the Company or any of its Subsidiaries that could have material effect on their financial statements is prevented or detected in a timely manner. The Company shall report in reasonable detail to Harris any of the following events or circumstances promptly after any executive officer of the Company or any Director becomes aware of such matter: (i) any significant deficiency or material weakness in the design or operation of internal control over financial reporting that is reasonably likely to adversely affect the Company’s or any of its Subsidiaries ability to record, process, summarize and report financial information, (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of the Company and its Subsidiaries, (iii) any illegal act within the meaning of Section 10A(b) and (f) of the Exchange Act, and (iv) any report of a material violation of Law that an attorney representing the Company or any of its Subsidiaries has formally made to any officers or directors of the Company pursuant to the SEC’s attorney conduct rules (17 C.F.R. Part 205).
      (c)     Fiscal Year, Fiscal Quarter and Fiscal Monthly Accounting Periods. The Company shall (and shall cause each of its Subsidiaries to) maintain the same fiscal year, fiscal quarter and fiscal monthly accounting periods as Harris as they may change from time to time.
      (d)     Quarterly and Annual Information. The Company shall cooperate with Harris and use its commercially reasonable efforts to deliver to Harris consolidated quarterly and annual financial statements of the Company by such dates as Harris shall reasonably determine in order to give Harris reasonable time to review and include such information in its Quarterly Report on Form 10-Q or Annual Report on Form 10-K, as applicable. The Company hereby acknowledges that Harris’ internal policies and procedures will impose certain requirements on its divisions and subsidiaries with respect to the type and format of financial information provided to Harris’ management at the end of each fiscal quarter and fiscal year end and that Harris currently requires such information to be so provided no later than the eighth (8th) Business Day following the end of each fiscal quarter and fiscal year end. The Company acknowledges that Harris is a Large Accelerated Filer (as such term is defined in Rule 12b-2 under the Exchange Act) and is required to file its Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K with the SEC on an accelerated basis and must make file such reports with the SEC before the Company is currently required to file its Quarterly Reports on Form 10-Q or Annual Reports on Form 10-K or may be required to file such reports in the future. Senior employees of the Company and Harris with responsibility for preparation and review of SEC filings will actively consult with each other regarding the details of the Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K to be filed by the Company and in particular review any changes (whether or not substantive) that the Company is considering or plans to make to the most recent draft provided to Harris before such documents are filed with the SEC.
      (e)     Other SEC Filings. Each of the Company and each of its Subsidiaries which files any information with the SEC (each, a “Filing Party”) shall promptly deliver to Harris: preliminary and substantially final drafts, as soon as the same are prepared, of (i) all reports, notices and proxy and information statements to be sent or made available by such Filing Party to its security holders, (ii) all regular, periodic and other reports (other than those on Form 10-K or Form 10-Q) to be filed or furnished by such Filing Party under Sections 13, 14 and 15 of the Exchange Act, and (iii) all registration statements and prospectuses to be filed by such Filing Party with the SEC or any securities exchange pursuant to the listed company manual (or similar requirements) of such exchange. Thereafter, senior employees of the Company and Harris with responsibility for preparation and review of SEC filings will actively consult with each other regarding any changes (whether or not substantive) that the Company may consider making to such documents before they are filed with, or furnished to, the SEC.
      (f)     Earnings Releases and Financial Guidance. Senior employees from the Company and Harris with responsibility for such matters shall consult with each other as to the timing of their annual and quarterly earnings releases and any interim financial guidance for a current or future period and the Company shall give Harris the opportunity to review and comment on the information contained in such releases or guidance. The Company shall make reasonable efforts to issue its respective annual and quarterly earnings releases at approximately the same time on the same date as Harris. No later than eight hours prior to the time and date (or, if the same will be published before noon, no later than 5 p.m. Melbourne, Florida time on the previous Business Day) on which the Company intends to publish its regular annual or quarterly earnings release, any financial guidance for a current or future period or any other matters that could be reasonably likely to have a material financial impact on the earnings, results of operations, financial condition or prospects of the Company and its Subsidiaries, taken as a whole, the Company shall use commercially reasonable efforts to deliver to Harris copies of substantially final drafts of all press releases and other statements relating thereto which will be made available by the Company or any of its Subsidiaries to employees or public and senior employees with responsibility for such maters shall consult regarding any changes (other than typographical or other similar minor changes) to such substantially final drafts. Immediately following the issuance thereof, the Company shall deliver to Harris copies of final versions of all such press releases and other public statements.
      (g)     Harris Public Filings. The Company shall use its commercially reasonable efforts to cooperate and to cause its auditors to cooperate with Harris to the extent reasonably requested by Harris in the preparation of Harris public earnings or other press releases, Quarterly Reports on Form 10-Q, Annual Reports to Shareholders, Annual Reports on Form 10-K, Current Reports on Form 8-K and any other proxy, information and registration statements, reports, notices, prospectuses and any other filings made by Harris with the SEC or any national securities exchange or otherwise made publicly available by or on behalf of Harris (collectively, the “Harris Public Filings”) and Harris shall reimburse the Company for all reasonable out-of-pocket expenses incurred by the Company or any of its Subsidiaries in connection therewith. The Company shall use commercially reasonable efforts to provide to Harris all information Harris reasonably requests in connection with any Harris Public Filings or that, in the reasonable judgment of legal advisors to Harris, is required to be disclosed or incorporated by reference therein under applicable Law. The Company shall provide such information in a timely manner on the dates requested by Harris (which may be earlier than the dates on which the Company otherwise would be required hereunder to have such information available) to enable Harris to prepare, print and release all Harris Public Filings on such dates as Harris shall reasonably determine but in no event later than as required by applicable Law. The Company shall use its commercially reasonable efforts to cause the Company Auditors to consent to any reference to them as experts in any Harris Public Filings if required under applicable Law. If and to the extent requested by Harris, the Company shall diligently and promptly review all drafts of such Harris Public Filings and prepare in a diligent and timely fashion any portion of such Harris Public Filing pertaining to the Company. Prior to any printing or public release of any Harris Public Filing, an appropriate executive officer of the Company shall, if requested by Harris, certify that the information relating to the Company, any of its Subsidiaries or any of their businesses in such Harris Public Filing is accurate, true, complete and correct in all material respects. Unless required by Law, the Company shall not publicly release any financial or other information that conflicts with the information with respect to the Company, any of its Subsidiaries or any of their respective businesses that is included in any Harris Public Filing without Harris’ prior written consent. Prior to the release or filing thereof, Harris shall provide the Company with a draft of any portion of a Harris Public Filing containing information relating to the Company, any of its Subsidiaries or any of their businesses and shall give the Company an opportunity to review such information and comment thereon.
      (h)     Company Disclosures. Nothing in Section 4.6(d), Section 4.6(e), Section 4.6(f) or Section 4.6(n) shall prevent or otherwise limit the ability of the Company to make any disclosure which the Company reasonably believes is necessary to comply with applicable Law, including any changes to drafts previously furnished to Harris. Nothing in Section 4.6(d), Section 4.6(e), Section 4.6(f) or Section 4.6(n) shall prevent or otherwise limit the ability of Harris to make any disclosure which Harris reasonably believes is necessary to comply with applicable Law, including any changes to drafts previously furnished to the Company.
      (i)     Consistency of Accounting Principles, Policies and Practices. All information to be provided to Harris by, or with respect to, the Company or any of its Subsidiaries or controlled Affiliates pursuant to this Agreement shall be consistent in terms of format, detail and otherwise with the accounting principles, policies and practices of Harris, with such changes therein as may be requested by Harris from time to time consistent with changes in such accounting principles, policies and practices. Subject to the foregoing, the Company shall give Harris as much prior notice as reasonably practicable of any proposed determination of, or any significant changes in, the Company’s accounting estimates or accounting principles. Senior employees of Harris and the Company with responsibility for accounting and financial reporting shall consult with each other (and their respective auditors, if requested) with respect to any such proposed determination or change. Unless otherwise required by applicable Law, the Company shall not make any such determination or changes without the prior written consent of Harris if such a determination or change would be sufficiently material to be required to be disclosed in financial statements or other disclosure documents filed by the Company or Harris with the SEC.
      (j)     Auditors. Ernst & Young shall initially serve as the independent certified public accountants of the Company and its Subsidiaries (the “Company Auditors”). The Company shall thereafter maintain as the Company Auditors the same firm (and its affiliated firms) as Harris appoints to act as the independent certified public accountants for Harris and its Subsidiaries, unless and until the audit committee of the Company determines in good faith that it is required by Law or that it is in the best interest of the stockholders of the Company to appoint a different independent certified public accountant for the Company than that appointed by Harris for Harris and its Subsidiaries. The Company shall use commercially reasonable efforts to enable the Company Auditors to complete their audit such that they may date their opinion on the audited financial statements of the Company (the “Annual Financial Statements”) on the same date that Harris’ independent certified public accountants (the “Harris Auditors”) date their opinion on the audited annual financial statements of Harris (the “Harris Annual Statements”) and to enable Harris to meet its timetable for the printing, filing and public dissemination of the Harris Annual Statements, all in accordance with this Agreement and as required by applicable Law. The Company shall request that the Company Auditors date their opinion on the Annual Financial Statements on the same date that the Harris Auditors date their opinion on the Harris Annual Statements. The Company shall provide to Harris on a timely basis all information Harris reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of the Harris Annual Statements in accordance with this Agreement and as required by applicable Law. Without limiting the generality of the foregoing, the Company shall provide all required financial information with respect to the Company and its Subsidiaries to the Company Auditors in a sufficient and reasonable time and in sufficient detail to permit the Company Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Harris Auditors with respect to information to be included or contained in the Harris Annual Statements. The Company shall authorize the Company Auditors to make available to the Harris Auditors both the personnel who performed, or are performing, the annual audit of the Company and work papers related to the annual audit of the Company, in all cases within a reasonable time prior to the opinion date for the Company Auditors, so that the Harris Auditors are able to perform the procedures they consider necessary to take responsibility for the work of the Company Auditors as it relates to the report of the Harris Auditors on the Harris financial statements, all within sufficient time to enable Harris to meet its timetable for the printing, filing and public dissemination of the Harris Annual Statements.

      (k) Inaccuracies. If Harris determines in good faith that there may be an inaccuracy in any financial statements of the Company or any of its Subsidiaries or any deficiency in the internal accounting controls or operations of the Company or any of its Subsidiaries that could materially impact Harris’ financial statements, then upon request the Company shall provide to Harris’ internal auditors access to the books and records of Harris and its Subsidiaries so that Harris may conduct reasonable audits relating to the financial statements provided by the Company under this Agreement as well as to the internal accounting controls and operations of the Company or any of its Subsidiaries. Harris shall be responsible for the fees and expense of its internal auditors in connection with such audits but shall not be required to reimburse the Company for any expenses incurred by the Company and its Subsidiaries in connection therewith.
      (l) Information for Equity Accounting Periods. The Company shall provide to Harris on a timely basis all information Harris reasonably requires to meet its schedule for the preparation, printing, filing and public dissemination of the Harris Annual Statements in accordance with this Agreement and as required by applicable Law, and without limiting the generality of the foregoing, the Company shall provide all required financial information with respect to the Company and its Subsidiaries to the Company Auditors in a sufficient and reasonable time and in sufficient detail to permit the Company Auditors to take all steps and perform all reviews necessary to provide sufficient assistance to Harris Auditors with respect to information to be included or contained in the Harris Annual Statements.
      (m) Certifications. The Company shall provide to Harris certifications from appropriate employees of the Company, at the times and in form and substance reasonably requested by Harris, to provide backup support for any certifications by any officers of Harris which are required to be included as part of, or as an exhibit to, any report filed by Harris under the Exchange Act pursuant to Rule 13a-14 under the Exchange Act, Item 601 of Regulation S-K or any successor or additional rule or regulation; provided, however, that such employees need only provide such certifications to the extent they believe they accurately characterize the matters described therein.
      (n) Nonpublic Information. Each party recognizes that information shared pursuant to this Article IV may constitute material nonpublic inside information, and will use commercially reasonable efforts (i) to treat such material nonpublic information as confidential, (ii) in the case of Stratex only, not to disclose it to any Person who is not an employee or director of such party or any of its Subsidiaries or any of their advisers who need to know such information for purposes of carrying out the provisions of this Section 4.6. and (iii) in the case of Harris only, not to disclose it to any Person who is not an employee or director of such party or any of its Subsidiaries or any of their advisers who need to know such information for purposes of advising Harris with respect to its investment in the Company or carrying out the provisions of this Section 4.6.
      4.7.     Option Exercise. If and to the extent the Company shall determine to use the proceeds from the exercise of any options to acquire Common Stock to repurchase shares of Class A Common Stock in the market at the then prevailing market price, at the request of Harris or otherwise, such determination or repurchase shall not be deemed to be an Affiliate Transaction or a breach by Harris or any Class B Director of any duty or obligation they may have to the Company or its stockholders.
ARTICLE V
Miscellaneous
      5.1.     Termination. This Agreement shall terminate at the first time at which the Total Voting Power of Voting Securities owned by Harris, its Affiliates and their respective Nominees collectively represent less than 10% of the Total Voting Power.
      5.2.     Governing Law and Venue; Waiver Of Jury Trial. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF. The

parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware (collectively, the “Delaware Courts”) solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in any Delaware Court or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in any Delaware Court; provided, however, that notwithstanding the foregoing each party agrees that any claim which primarily seeks injunctive relief and related monetary claims that cannot be brought in any Delaware Court for jurisdiction reasons may be commenced, heard and determined in any other court having proper jurisdiction over such claim. The parties hereby consent to and grant any Delaware Court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 5.7 or in such other manner as may be permitted by law shall be valid and sufficient service thereof.
      (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.2.
      5.3.     Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, that provision will be enforced to the maximum extent permissible so as to effect the intent of the parties, and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. If necessary to effect the intent of the parties, the parties will negotiate in good faith to amend this Agreement to replace the unenforceable language with enforceable language which as closely as possible reflects such intent.
      5.4.     Amendment; Waiver. This Agreement may be amended or any performance, term or condition waived in whole or in part only by a writing signed by persons authorized to so bind each party (in the case of an amendment) or the waiving party (in the case of a waiver). Any such amendment or waiver by the Company shall require the prior approval of a majority of the Class A Directors. No failure or delay by any party to take any action with respect to a breach by another party of this Agreement or a default by another party hereunder shall constitute a waiver of the former party’s right to enforce any provision of this Agreement or to take action with respect to such breach or default or any subsequent breach or default. Waiver by any party of any breach or failure to comply with any provision of this Agreement by another party shall not be construed as, or constitute, a continuing wavier of such provisions, or a waiver of any other breach of or failure to comply with any other provisions of this Agreement.
      5.5.     Assignment. Harris shall be entitled to assign all of its rights and obligations under this Agreement to any Person to whom it transfers all of the ownership interests in the Company then owned by Harris and its Affiliates if such Person delivers a written undertaking to the Company in which such Person expressly assumes all of Harris’ obligations under this Agreement, and from and after such a transfer all references herein to Harris shall be deemed to be references to such Person. Except as provided in the immediately preceding sentence, no party may assign this Agreement or any rights, benefits, obligations or remedies hereunder without the prior written consent of the other party hereto, except that no such consent shall be required for a transfer by operation of Law in connection with a merger or consolidation of such party. Any attempt so to assign or to delegate any of the foregoing without such consent shall be void and of no effect. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and permitted assigns. All certificates representing shares subject to the terms and conditions of this Agreement shall bear an appropriate legend with respect thereto.
      5.6.     No Third-Party Beneficiaries. This Agreement is intended to be for the sole and exclusive benefit of the parties hereto and their respective successors and permitted assigns. Nothing contained in this Agreement is intended or shall be construed to give any other Person any legal or equitable right, remedy, or claim under or in respect to this Agreement or any provision herein contained.
      5.7.     Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail or by overnight courier, postage prepaid, or by facsimile:

if to Harris:

Harris Corporation 1025 West NASA Blvd. Melbourne, FL 32919 Attn: Scott T. Mikuen fax: (321) 727-9222

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP 125 Broad Street New York, NY 10004 fax: (212) 558-3588 Attention: Duncan C. McCurrach

if to the Company:

Harris Stratex Networks, Inc. Research Triangle Park 637 David Drive Morrisville, NC 27560 Attn: General Counsel fax: (919) 767-3233

with a copy to (which shall not constitute notice): Bingham McCutchen LLP 1900 University Avenue East Palo Alto, CA 94303 Attn: Bart Deamer fax: (650) 849-4800
or to such other Persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; three Business Days after deposit in the mail, if sent by registered or certified mail; upon confirmation of successful transmission if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one Business Day by dispatch pursuant to one of the other methods described herein); or on the next Business Day after deposit with a nationally recognized overnight courier, if sent by a nationally recognized overnight courier.
      5.8.     Entire Agreement. This Agreement, the Non-Competition Agreement, the Registration Rights Agreement, dated as of the date hereof, between Harris and the Company and, solely with respect to the defined terms therein which are incorporated by reference herein, the Formation Agreement between Harris and Stratex constitute the entire and only agreements between the parties relating to the subject matter hereof and thereof and any and all prior arrangements, representations, promises, understandings and conditions in connection with said matters and any representations, promises or conditions not expressly incorporated herein or therein or expressly made a part hereof or thereof shall not be binding upon any party.
      5.9.     No Challenges; Specific Performance. Each of Harris and the Company hereby acknowledges and agrees that (a) it will not challenge the validity of any provision of Articles III or IV hereof in any Litigation or any other proceeding and (b) because any breach of the provisions of Articles III or IV would cause irreparable harm and significant injury that would be difficult to ascertain and would not be adequately compensable by damages alone, each party will have the right to enforce such provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies the enforcing party may have. The reference to specific Articles in this Section is not a waiver of any party’s rights to seek equitable relief for breaches of other Articles or Sections.
      5.10.     Headings. The headings in this Agreement are included for convenience of reference only and shall not in any way limit or otherwise affect the meaning or interpretation of this Agreement.
      5.11.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same instrument.
      5.12.     Relationship of Parties. Nothing herein contained shall constitute the parties hereto members of any partnership, joint venture, association, syndicate, or other entity, or be deemed to confer on any of them any express, implied, or apparent authority to incur any obligation or liability on behalf of another party, except as otherwise expressly provided in any Agreement.
      5.13.     Construction. This Agreement has been negotiated by the parties and their respective counsel in good faith and will be fairly interpreted in accordance with its terms and without any strict construction in favor of or against any party. Time shall be of the essence of this Agreement.
      5.14.     Effectiveness. This Agreement shall become effective only when one or more counterparts shall have been signed by each party and delivered to each other party
      5.15.     Enforcement by the Company. Harris agrees that a majority of the Class A Directors shall have the sole and exclusive right to direct the exercise and enforcement of all rights of the Company hereunder.
[Remainder of Page Intentionally Left Blank]

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

HARRIS CORPORATION

By	/s/ R. Kent Buchanan

Name: R. Kent Buchanan
Title: Vice President, Corporate Technology and Development

HARRIS STRATEX NETWORKS, INC.

By	/s/ Guy M. Campbell

Name: Guy M. Campbell
Title: Chief Executive Officer and President

Exhibit A
Amended and Restated Certificate of Incorporation
[omitted]

Exhibit B
Amended and Restated Bylaws
[omitted]